                     STOCKHOLDER OPTION AND PROXY AGREEMENT


         AGREEMENT, dated as of July 11, 1996, among G Acquisition Corporation, a Delaware corporation (the "Purchaser"), Tomahawk Holdings, Inc., a Delaware corporation ("Stockholder"), Tomahawk Capital Holdings, Inc., a Pennsylvania corporation ("Capital"), Daniel Veloric ("Mr. Veloric") and Genesis Health Ventures, Inc., a Pennsylvania Corporation ("Genesis"). Stockholder, Capital and Mr. Veloric are referred to collectively hereinafter individually as an "Owner" and collectively as "Owners".

         WHEREAS, Genesis, the Purchaser and Geriatric & Medical Companies, Inc., a Delaware corporation (the "Company") are entering into an Agreement and Plan of Merger simultaneously herewith (the "Merger Agreement") pursuant to which the Purchaser will merge with and into the Company (the "Merger"); and

         WHEREAS, Stockholder is the owner of the number of shares of common stock, par value $.10 per share ("Common Stock"), of the Company set forth on the signature page hereof (the "Shares"); and

         WHEREAS, Capital owns 100% of the outstanding capital stock of Stockholder; and

         WHEREAS, Mr. Veloric owns 100% of the outstanding capital stock of Capital; and

         WHEREAS, the Purchaser wishes to consummate the Merger pursuant to the terms and conditions of the Merger Agreement; however, before executing the Merger Agreement, Purchaser requires certain assurances and commitments from the Owners as set forth herein; and

        WHEREAS, in order to induce the Purchaser to enter into the Merger Agreement, the Owners desire to give the Purchaser an option to purchase the Shares, and further desire to make certain other agreements regarding voting and sales of the Shares, all upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. Grant of Option. The Stockholder hereby grants to the Purchaser, an exclusive and irrevocable option (the "Option") to purchase any or all of the Shares at a price of $5.75 per Share, subject to adjustment as provided in
Section 4 hereof (the "Exercise Price").

         2. Exercise of Option.

                  a. The Option, subject to the conditions set forth in Section 3 hereof, may be exercised by the Purchaser, in whole or in part, at any time or from time to time on and after the date hereof and prior to the earlier of (i) the day following the Effective Time (as defined in the Merger Agreement) or
(ii) (A) one year after the termination of the Merger Agreement, if the Merger is not approved by a vote of more than 50% of the shares of the Company or if the Agreement is terminated after the Company has willfully taken actions or willfully failed to take actions which cause a default under the Agreement or a condition to Purchaser's consummation of the Agreement not to be met; (B) six months after termination of an unsuccessful proposed Third Party Acquisition if the Agreement had been terminated under Section 11.1(e) or (f) of the Merger Agreement as a result of a proposed Third Party Acquisition, (C) upon termination of the Merger Agreement if the Merger Agreement is terminated by the Company upon a default by Genesis and (D) three months after the termination of the Agreement if the Agreement is terminated for any reason other than 2(a)(ii)(A), (B) or (C) above. The Owners will not, prior to the termination of the Option, take, or refrain from taking, any action which would have the effect of preventing or disabling the Stockholder from delivering the Shares to the Purchaser upon exercise of the Option or otherwise performing their obligations under this Agreement.

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                  b. In the event the Purchaser elects to exercise the Option in accordance with Section 2(a) hereof, the Purchaser shall send a written notice to the Stockholder specifying the number of the Shares the Purchaser will purchase and the place and date (not later than ten business days nor earlier than one business day) from the date such notice is mailed but not earlier than the expiration of any applicable waiting period under Title II of the Hart-Scott Rodino Antitrust Improvements Act of 1976 ("Hart-Scott Act") for the closing of such purchase.

                  c. The Owners agree to comply with the following procedures for the simultaneous exercise of the Option by purchase and sale and delivery of the Option Shares by the Owners, the provisions of subsection (b) above to the contrary notwithstanding (provided that the applicable waiting period under the Hart-Scott Act has expired at the time of such delivery). The Purchaser shall be entitled to deliver to the Stockholder a non-binding notice of intention to exercise the Option, specifying the time, date and place of Purchaser's intended exercise and purchase, no later than 24 hours prior to such time and date. Upon receipt of such notice, the Owners shall take all steps necessary to enable them to, and shall, effect the sale and delivery of the Option Shares to the Purchaser upon simultaneous exercise of the Option, as provided and subject to the conditions in Section 3 below, at such place, on such date (which may be a weekend or legal holiday), and at such time (which may be outside of business hours, such as 12:02 a.m. on a given day). The Purchaser shall have no liability to the Owners, and all of the terms and conditions of this Agreement shall remain in effect, including this subsection (c), if the Option is in fact not exercised in the manner contemplated by such non-binding notice of intention.

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         3. Payment and Delivery of Certificate(s). At any closing of a purchase of any of the Shares hereunder, (a) the Purchaser will pay to the Stockholder the Exercise Price for all of the Shares so purchased by certified check, cashier's check or wire transfer and (b) the Stockholders will deliver or cause to be delivered to the Purchaser a certificate or certificates representing (or cause to be made book-entry delivery to an account designated by the Purchaser
of) the number of the Shares so purchased, duly endorsed or accompanied by stock powers duly executed in blank in the case of certificates.

         4. Adjustment in Exercise Price. In the event that at any time after the date hereof and up to and including the Effective Time the highest price paid by the Purchaser (or any subsidiary or affiliate of the Purchaser) for any share of Company Common Stock exceeds the Exercise Price set forth in Section 1 hereof (as previously adjusted pursuant to this Section 4) then (a) the Exercise Price shall thereupon be adjusted to the highest such price, and (b) as to Shares as to which the Option has previously been exercised, the Purchaser or Genesis shall promptly deliver to the Stockholder a certified check, cashier's check or wire transfer in the amount of the product of (i) the amount of such excess price per share, multiplied by (ii) the number of Shares as to which the Option has previously been exercised; provided, however, that if shares of Company Common Stock are purchased under any tender offer by Purchaser for shares of the Company by Purchaser or other affiliate of Genesis (an "Offer"), the Exercise Price shall in no event exceed the price paid in such Offer.

         5. Additional Payment Under Certain Circumstances. If, after the Purchaser has exercised the Option and prior to the consummation of the Merger, the Purchaser directly or indirectly sells or otherwise disposes of any Shares purchased pursuant to the Option (other than in the Merger or to Genesis or any direct or indirect wholly owned subsidiary of Genesis, which transferee agrees to be bound by this Agreement as if such transferee were the "Purchaser" hereunder) then the Purchaser or Genesis shall pay to the Stockholder, as promptly as practicable after such sale or other disposition, the amount (the "Excess Amount") on a per share basis, if any, by which the net proceeds received by the Purchaser upon the sale or other disposition exceeds the aggregate price paid by the Purchaser to the Stockholder upon exercise of the Option for the purchase of such Share. In the event that the Purchaser receives securities or other property other than cash upon any sale or disposition of a Share, the "price" of such Share which the Purchaser will be deemed to have paid at the time the Purchaser purchased such Share for purposes of calculating the Excess Amount, if any, shall be deemed to be the amount of cash received upon the sale of such Share plus the fair market value of such securities and other property at the time of receipt. For purposes of the foregoing, (i) the fair market value of securities which are publicly traded shall be deemed to be the closing price of such securities on the date of receipt (or, if not a business day, on the next preceding business day) on the New York Stock Exchange, if the securities are listed thereon, or, if not so listed, on any other national securities exchange on which such securities are listed and principally traded, or, if not listed on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market on the date of receipt (or, if not a business day, on the next preceding business day) and; (ii) the fair market value of any other property shall be as determined by a nationally recognized investment banking firm (the fees of which will be borne equally by the Company and the Purchaser) mutually selected by the parties or, if none can be so selected, then as selected by the President of the New York Stock Exchange. If the Purchaser has not (and is not deemed to have) sold or disposed of all of the Shares which the Purchaser has acquired by exercising the Option by April 1, 1997, then the Excess Amount shall be determined solely with respect to each Share sold or disposed of (or deemed to have been sold or disposed of) by such date and the provisions of this Section 5 shall thereupon terminate with respect to Shares not sold or disposed of (and not so deemed to have been sold or disposed of) as of such date.

         6.       Certain Covenants of the Owners.

                  a. Until the expiration of the Option pursuant to Section 2 hereof, except as described in Section 8(d) hereof, the Owners will not sell, transfer, pledge, hypothecate or otherwise dispose of any of the Shares (or any interest therein), and will not enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, without the prior written consent of the Purchaser, other than to the Purchaser pursuant to any Offer or upon the exercise of the Option by the Purchaser or consummation of the Merger, and the Stockholder is expressly permitted to tender its shares to Purchaser or Genesis pursuant to any Offer and to be paid in accordance with any such Offer.

                  b. The Owners hereby agree promptly to endorse the certificate or certificates representing the Shares with a legend referring to this Agreement (in a form satisfactory to the Purchaser) and, if requested by Purchaser, to take such actions as to enable the Stockholder to deliver such certificate or certificates to an escrowholder satisfactory to the Purchaser (or promptly to make book-entry delivery of the Shares to an account acceptable to the Purchaser) to be held in escrow pending delivery hereunder.

                  c. From and after the date of this Agreement and prior to the earlier of the Effective Time and the termination of the Merger Agreement according to its terms, the Owners shall not (i) purchase, or enter into any contract to purchase, any shares of Company Common Stock, (ii) tender any shares of Company Common Stock pursuant to any tender offer or exchange offer other than any Offer, or (iii) grant any person a proxy or other right to vote or direct the vote of any shares of Company Common Stock, except in order to comply with paragraphs 6(d) and (f).

                  d. When the Merger Agreement is submitted to the stockholders of the Company for approval, the Stockholder shall take all action necessary as a stockholder to approve and implement the Merger Agreement. The Owners shall not seek to assert any appraisal right.

                  e. From and after the date of this Agreement and prior to the termination of the Merger Agreement according to its terms, other than with respect to any Offer and the Merger, the Owners will not form or participate in any Group (as that term is used in Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended) which intends to seek control of the Company or any subsidiary thereof (other than a Group of which Genesis is a member). The Owners will immediately notify the Purchaser (i) if any Owner receives any inquiries or proposals relating to the formation of such a Group and (ii) if any information is requested from, or any negotiations or discussions are sought to be initiated with, the Company or the Owners with respect to the formation of such a Group.

                 f. The Owners hereby agree that, from and after the date hereof and until the Expiration Date (as defined in Section 7), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, and to the extent permitted by applicable law, the Owners shall vote (or cause to be voted) or act by written consent with respect to the Shares (a) in favor of adoption and approval of the Merger

Agreement and the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any of the Owners contained in this Agreement; and (c) against any action, agreement or transaction that is intended or could reasonably be expected to facilitate a person other than the Purchaser or its affiliate in acquiring control of the Company ("Competing Transaction") or any other action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that is intended, or could reasonably be expected to impede, interfere or be inconsistent with, delay, postpone, discourage or materially adversely affect the consummation of the Merger or the performance by the parties hereto of their respective obligations under this Agreement, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company or its subsidiaries; (iii) a material change in the policies or management of the Company, except as otherwise agreed to in writing by Purchaser; (iv) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors of the Company; (v) any material change in the present capitalization or dividend policy of the Company or any amendment of the Company's certificate of incorporation or bylaws; or (vi) any other material change in the Company's corporate structure or business. The Owners shall not enter into any agreement or understanding with any person or entity prior to the Expiration Date to vote any Company

Common Stock or give instructions in any manner inconsistent with clauses (a),
(b) or (c) of the preceding sentence.

                  g. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify the Purchaser of the number of any additional shares of Company Common Stock acquired by the Owners, if any, after the date hereof.

                  h. The Owners hereby agree, except with respect to Purchaser and its affiliates, on or after the date hereof, that the Owners shall not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 6 (a),
(c) or (e) hereof or any Competing Transaction, participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or its subsidiaries for the purpose of, or have any substantive discussions with any person relating to, or otherwise cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort to attempt by any other person to seek to effect any matter described in Section 6(a), (c) or (e) hereof or any Competing Transaction, or agree to or endorse any Competing Transaction; provided, however, that notwithstanding anything to the contrary contained herein, at any time Mr. Veloric is a director of the Company, Mr. Veloric, in his capacity as a director of the Company at such time, may take such actions in respect of a Competing Transaction as the directors of the Company are permitted to take by Section 6.5 of the Merger Agreement. The Owners agree to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Competing Transactions or any matter described in Section 6 (a),
(c) or (e) hereof.

                  i. Mr. Veloric shall cause each of the Stockholder, and Capital and each other corporation, partnership or other entity controlled by Mr. Veloric which owns, directly or indirectly, an equity interest in the Stockholder to comply with the obligations of the Owners hereunder. Mr. Veloric hereby guarantees the performance by each other Owner of its obligations hereunder.

         7. Proxy. THE STOCKHOLDER HEREBY GRANTS TO A PERSON TO BE DESIGNATED BY PURCHASER, AND ANY SUCCESSOR PERSON, THE STOCKHOLDER'S PROXY AND APPOINTS SUCH PERSON AS ITS ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO THE SHARES IN ACCORDANCE WITH SECTION 6 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO THE SHARES.

         The proxy set forth in this Section 7 hereof shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the earlier of the (i) day following the Effective Time and (ii) the date which is one year following the termination of the Merger Agreement in accordance with the terms thereof or such shorter period as may be required by applicable law (unless extended by the mutual written consent of the parties hereto).

         8.       Representations and Warranties.

                  The Owners represent and warrant to Purchaser that, subject to
Section 8(d) below:

                  a. The Stockholder is the sole owner of the Shares and has full right, power and authority to sell and vote the Shares, to enter into and perform this Agreement and to grant the Option granted herein. Capital owns 100% of the outstanding voting stock of Stockholder. Mr. Veloric owns 100% of the outstanding capital stock of Capital. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by Mr. Veloric and the board of directors of each of the Stockholder and Capital and the Agreement is the valid and binding obligation of each Owner, enforceable against such Owner in accordance with its terms;

                  b. Each of the Stockholder and Capital is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;


                  c. None of the Owners owns any options, warrants or other rights to acquire any shares of Company Common Stock except for the Shares;

                  d. The Stockholder does now, and at all times prior to the expiration of the Option will, own the Shares free and clear of all liens, claims, encumbrances security interests and rights or interests of others of any kind other than the Purchaser, except for (i) security interests granted by the Stockholder to Commerce Bank and Prudential Securities (collectively, the "Current Lenders") in order to secure certain future obligations of the Stockholder to the Current Lenders for borrowed money and (ii) future succeeding security interests granted by Stockholder to future lenders (collectively, the "Future Lenders") which replace the Current Lender's security interest in order to secure obligations of the Stockholder to such Future Lenders provided that

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Stockholder enters into an agreement prior to granting such security interest on the following terms: The agreement will be reasonably satisfactory to Purchaser and provide (i) that the Future Lenders authorize Purchaser to exercise its Option hereunder by paying all or a portion of the Purchase Price to such Future Lenders, (ii) that Purchaser shall otherwise enjoy the full benefits contemplated hereunder and (iii) that Future Lenders will not interfere with Purchaser's rights hereunder. Owners further agree that at no time may more than two Current Lenders and Future Lenders in the aggregate have a security interest in the Shares;

                  e. The Owners agree to use their best efforts to enter into an agreement with Current Lenders whereby Current Lenders will authorize Purchaser to exercise its Option and enjoy the full benefits contemplated hereunder and agree to not interfere with Purchaser's rights hereunder. Owners further agree that upon any exercise of the Option, Purchaser can pay all or a portion of the Purchase Price to Current Lenders or any Future Lenders in order to obtain the Shares free and clear of any lien of any Current Lender or Future Lender on such Shares; and

                  f. Upon exercise of the Option granted herein, the Purchaser will receive good and marketable title to the Shares, free of all liens, claims, encumbrances, security interests and rights or interests of others of any kind.

         9. Description of Shares. For all purposes of this Agreement, the Shares shall mean the Shares as defined in Section 1 hereof, and all securities or property (including cash) issued or exchanged with respect to such Shares from and after the date of this Agreement in connection with any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, or other distribution to stockholders of the Company or combination of the Company Common Stock or any other change in its capital structure. In the event of any such change, the Exercise Price per Share shall be appropriately adjusted, so as to fairly and equitably preserve, as far as practicable, the original rights of the Purchaser and Stockholder hereunder.

         10. Specific Performance. The Owners acknowledge that the Option granted to the Purchaser herein, and all the agreements of the Owners contained herein are unique and that the parties hereto will not have adequate remedies at law if any of them fails to perform any of its obligations under this Agreement. Accordingly, each party hereto agrees that each other party hereto shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief, without the requirement for the posting of a bond, if such party shall fail or threaten to fail to perform any of its obligations under this Agreement.

         11.      Miscellaneous.

                  a. Assignability. The rights and obligations of the Purchaser shall be assignable by the Purchaser to and only to any direct or indirect wholly owned subsidiary of Genesis, if and only if such other party shall, by a written instrument reasonably satisfactory to the Stockholder, agree to assume all of the Purchaser's obligations hereunder and to be bound by all of the terms and conditions of this Agreement. The obligations of the Owners shall not be assignable without the prior written consent of the Purchaser, and any purported assignment without such prior written consent shall be null and void.

                  b. Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies by virtue of this Agreement or any exercise or non-exercise of the Option granted hereby.

                  c. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  d. Notices. Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be furnished by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier services, such as Federal Express), or by any courier service such as Federal Express providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  If to the Owners:

                  (i)      Daniel J. Veloric
                           1000 Broadmoor Avenue
                           Bryn Mawr, PA 19010
                           Fax: (215) 748-8118

                  (ii)     Tomahawk Capital Holdings, Inc.
                           Tomahawk Holdings, Inc.
                           1000 Broadmoor Avenue
                           Bryn Mawr, PA 19010
                           Fax: (215) 748-8118
                           Attn: Chairman and Chief Executive Officer
                           Attn: Law Department

                  With a copy to:
                           Mesirov Gelman Jaffe Cramer & Jamieson
                           1735 Market Street
                           Philadelphia, PA 19103-7598
                           Fax: (215) 994-1111
                           Attn: Robert P. Krauss, Esquire

                  If to the Purchaser:
                  (i)      G Acquisition Corporation
                           148 West State Street
                           Kennett Square, PA 19348
                           Fax: (610) 444-7483
                           Attn: Chairman and Chief Executive Officer
                           Attn: Law Department

                  With a copy to:
                           Blank Rome Comisky & McCauley
                           Four Penn Center Plaza
                           Philadelphia, PA 19103
                           Fax: (215) 569-5555
                           Attn: Stephen E. Luongo, Esquire

                  If to Genesis Health Ventures, Inc.:
                           148 West State Street
                           Kennett Square, PA 19348
                           Fax: (610) 444-7483
                           Attn: Chairman and Chief Executive Officer
                           Attn: Law Department

                  With a copy to:
                           Blank Rome Comisky & McCauley
                           Four Penn Center Plaza
                           Philadelphia, PA 19103
                           Fax: (215) 569-5555
                           Attn: Stephen E. Luongo, Esquire

The addresses set forth above may be changed by any party hereto upon furnishing to the other parties hereto a notice of such change in accordance with the terms of this paragraph.

                  e. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in such commonwealth.

                  f. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  g. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.

                  h. Time of the Essence. The parties hereto agree that time shall be of the essence in the performance of all obligations hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                         TOMAHAWK CAPITAL HOLDINGS, INC.


                                  By:    /s/ Daniel J. Veloric
                                        ----------------------------------
                                         Name: Daniel J. Veloric
                                         Title: Chief Executive Officer

                                         TOMAHAWK HOLDINGS, INC.


                                  By:   /s/ Daniel J. Veloric
                                        ----------------------------------
                                         Name: Daniel J. Veloric
                                         Title: Chief Executive Officer



                                         /s/ Daniel J. Veloric
                                         ----------------------------------
                                         Daniel J. Veloric

                                         Number of Shares: 3,748,178


                                         G ACQUISITION CORPORATION.


                                    By:  /s/ Michael R. Walker
                                         ----------------------------------
                                          Name:  Michael R. Walker
                                          Title: Chairman and Chief Executive
                                                 Officer

                                         GENESIS HEALTH VENTURES, INC.


                                    By:  /s/ Michael R. Walker
                                         ----------------------------------
                                          Name:  Michael R. Walker
                                          Title: Chairman and Chief Executive
                                                 Officer